Exhibit 99.1

k

first Quarter 2023 Earnings Results

Sixth Street Specialty Lending, Inc. Reports First Results; Declares a Second Quarter Base Dividend Per Share of $0.46, and a First Quarter Supplemental Dividend Per Share of $0.04

NEW YORK—May 8, 2023— Sixth Street Specialty Lending, Inc. (NYSE: TSLX, or the “Company”) today reported net investment income of $0.53 per share and net income of $0.65 per share for the first quarter ended March 31, 2023. These results correspond to an annualized return on equity (ROE) on net investment income and net income of 12.8% and 15.8%, respectively.

Both net investment income per share and net income per share include approximately $0.02 per share of capital gains incentive fee expenses that were accrued, but not paid or payable, related to cumulative unrealized capital gains in excess of cumulative net realized capital gains less any cumulative unrealized losses and capital gains incentive fees paid inception-to-date. Excluding the impact of the accrued capital gains incentive fee expenses, the Company’s adjusted net investment income and adjusted net income for the quarter ended March 31, 2023, were $44.7 million, or $0.55 per share, and $54.7 million, or $0.67 per share, respectively. These results correspond to an annualized return on equity (ROE) on adjusted net investment income and adjusted net income of 13.3% and 16.3%, respectively. The Company’s strong net investment income in the first quarter reflects continued strength of the core earnings power of its portfolio. Net investment income was supported by elevated portfolio yields driven by higher interest rates.

Reported net asset value (NAV) per share was $16.59 at March 31, 2023 as compared to NAV per share of $16.48 or an adjusted NAV per share of $16.39 at December 31, 2022 (which accounts for the impact of the $0.09 per share fourth quarter 2022 supplemental dividend). The drivers of this quarter’s NAV per share growth were primarily the continued overearning of the Company’s base quarterly dividend and net realized and unrealized gains related to certain portfolio-company specific events.

The Company announced that its Board of Directors has declared a second quarter 2023 base dividend of $0.46 per share to shareholders of record as of June 15, 2023, payable on June 30, 2023, and a first quarter supplemental dividend of $0.04 per share to shareholders of record as of May 31, 2023, payable on June 20, 2023. Adjusted for the impact of the supplemental dividend related to this quarter’s earnings, the Company’s Q1 adjusted NAV per share was $16.55.

During the quarter, the Company satisfied the maturity of its $150 million January 2023 unsecured notes through utilization of undrawn capacity on its revolving credit facility. The settlement marginally decreased the Company’s weighted average cost of debt and had no impact on leverage.

Net Investment Income Per Share
Q1 2023:	$0.53
Q1 2023 (adjusted):	$0.55

Net Income Per Share
Q1 2023:	$0.65
Q1 2023 (adjusted):	$0.67

Annualized ROE
Q1 2023 (NII):	12.8%
Q1 2023 (NI):	15.8%
Q1 2023 (Adj NII):	13.3%
Q1 2023 (Adj NI):	16.3%

NAV
Q1 2023 ($MM):	$1,356.0
Q1 2023 (per share):	$16.59
Q1 2023 (per share, adj):	$16.55

Dividends Declared (per share)
Q1 2023 (Base):	$0.46
LTM Q1’23 (Base):	$1.74
LTM Q1’23 (Supplemental):	$0.13
LTM Q1’23 (Total):	$1.87

Portfolio and Investment Activity

For the quarter ended March 31, 2023, new investment commitments totaled $176.1 million. This compares to $241.1 million for the quarter ended December 31, 2022.

For the quarter ended March 31, 2023, the principal amount of new investments funded was $138.9 million across 6 new portfolio companies, 5 upsizes to existing portfolio companies and 1 structured credit position. For this period, the Company had $50.8 million aggregate principal amount in exits and repayments. For the quarter ended December 31, 2022, the principal amount of new investments funded was $211.9 million across 7 new portfolio companies, 5 existing portfolio companies and 1 structured credit position. For that period, the Company had $281.6 million aggregate principal amount in exits and repayments.

As of March 31, 2023 and December 31, 2022, the Company had investments in 831 and 782 portfolio companies, respectively, with an aggregate fair value of $2,918.6 million and $2,787.9 million, respectively. As of March 31, 2023, the average investment size in each portfolio company was $34.51 million based on fair value.

As of March 31, 2023, the Company’s portfolio based on fair value consisted of 90.8% first-lien debt investments, 1.6% second-lien debt investments, 1.8% structured credit investments, 0.4% mezzanine investments, and 5.4% equity and other investments. As of December 31, 2022, the Company’s portfolio based on fair value consisted of 90.3% first-lien debt investments, 1.5% second-lien debt investments, 1.8% structured credit investments, 0.4% mezzanine debt investments, and 6.0% equity and other investments.

As of March 31, 2023, 99.2% of debt investments3 based on fair value in the portfolio bore interest at floating rates with 100.0% of these subject to reference rate floors. The Company’s credit facilities also bear interest at floating rates. In connection with the Company’s Unsecured Notes, which bear interest at fixed rates, the Company has entered into fixed-to-floating interest rate swaps in order to align the nature of the interest rates of its liabilities with its investment portfolio.

As of March 31, 2023 and December 31, 2022, the weighted average total yield of debt and income-producing securities at fair value (which includes interest income and amortization of fees and discounts) was 13.9% and 13.5%, respectively, and the weighted average total yield of debt and income-producing securities at amortized cost (which includes interest income and amortization of fees and discounts) was 13.9% and 13.4% for the quarter ended March 31, 2023 and December 31, 2022, respectively.

As of March 31, 2023 and December 31, 2022, 0.68% and 0.01% of the portfolio at fair value was on non-accrual status, respectively. The increase in the notional quoted value from the prior quarter reflects another tranche of the Company’s legacy non-accrual investment, American Achievement, being placed on non-accrual during the quarter. American Achievement remains the only portfolio company on non-accrual status.

1.	As of March 31, 2023, excludes 44 structured credit investments with a total fair value of $53.7 million.
2.	As of December 31, 2022, excludes 43 structured credit investments with a total fair value of $51.4 million.
3.	Calculation includes income earning debt investments only.

Origination Activity
Commitments:	$176.1MM
Fundings:	$138.9MM
Net Fundings:	$88.1MM

Average Investment Size[1]
$34.5MM (1.2% of the portfolio at fair value)

First Lien Debt Investments (% FV)
90.8%

Secured Debt Investments (% FV)
92.4%

Floating Rate Debt Investments[3] (% FV)
99.2%

Weighted Average Yield of Debt and Incoming-Producing Securities
Yield at Fair Value:	13.9%
Yield at Amortized Cost:	13.9%

Results of Operations for the Three Months Ended march 31, 2023

Total Investment Income

For the three months ended March 31, 2023 and 2022, investment income was $96.5 million and $67.4 million, respectively. The increase in investment income was largely the result of higher interest from investments driven by increased all-in yields.

Net Expenses

Net expenses totaled $53.2 million and $31.4 million for the three months ended March 31, 2023 and 2022, respectively. The increase in net expenses was primarily  due to the upward movement in reference rates which increased the Company’s weighted average interest rate on average debt outstanding.

Debt and Capital Resources

As of March 31, 2023, the Company had $25.7 million in cash and cash equivalents (including $16.2 million of restricted cash), total principal value of debt outstanding of $1,629.4 million, and $603.1 million of undrawn capacity on its revolving credit facility, subject to borrowing base and other limitations. The Company’s weighted average interest rate on debt outstanding was 6.7% and 5.4% for the three-month periods ended March 31, 2023 and December 31, 2022, respectively. At March 31, 2023, the Company’s debt to equity ratio was 1.20x, compared to 1.13x at December 31, 2022. Average debt to equity was 1.17x for the three-month period ended March 31, 2023, compared to 1.14x for the three-month period ended December 31, 2022.

1.

Daily average debt outstanding during the quarter divided by the daily average net assets during the quarter. Daily average net assets is calculated by starting with the prior quarter end net asset value and adjusting for capital activity during the quarter (adding common stock offerings / DRIP contributions).

Total Investment Income
$96.5MM

Net Expenses
$53.2MM

Total Principal Debt Outstanding
$1,629.4MM

Debt-to-Equity Ratio
Q1 2023 Quarter End:	1.20x
Q1 2023 Average[1]:	1.17x

LIQUIDITY AND FUNDING PROFILE

Liquidity

The following tables summarize the Company’s liquidity at March 31, 2023 and changes to unfunded commitments since December 31, 2022.

$ Millions

Revolving Credit Facility		Unfunded Commitment Activity
Revolver Capacity	$1,585	Unfunded Commitments (See Note 8 in 12/31/22 10-K)	$336
Drawn on Revolver	($982)	Extinguished Unfunded Commitments	($11)
Unrestricted Cash Balance	$10	New Unfunded Commitments	$40
Total Liquidity (Pre-Unfunded Commitments)	$613	Net Drawdown of Unfunded Commitments	($37)
Available Unfunded Commitments[1]	($190)	Total Unfunded Commitments	$328
Total Liquidity (Burdened for Unfunded Commitments)	$423	Unavailable Unfunded Commitments[1]	($138)
		Available Unfunded Commitments[1]	$190
1.

Commitments may be subject to limitations on borrowings set forth in the agreements between the Company and the applicable portfolio company. As a result, portfolio companies may not be eligible to borrow the full commitment amount on such date

Note: May not sum due to rounding

Funding Profile

At March 31, 2023, the Company’s funding mix was comprised of approximately 40% unsecured and 60% secured debt. As illustrated below, the Company’s nearest debt maturity is in November 2024 at $348 million, and the weighted average remaining life of investments funded with debt was ~2.5 years, compared to a weighted average remaining maturity on debt of ~3.5 years.

*Includes $25 million of non-extending commitments with a maturity of January 31, 2025 and a revolving period ending January 31, 2024 and $50 million of non-extending commitments with a maturity of February 4, 2026 and a revolving period ending February 4, 2025

1.

Net of Deferred Financing Costs and Interest Rate Fair Value Hedging. Deferred Financing Costs total $17.8M at 3/31/22, $20.6M at 6/30/22, $19.1M at 9/30/22, $17.8M at 12/31/22 and $16.5M at 3/31/23. Fair value hedge on interest rate swaps related to the 2024 and 2026 notes total ($5.9M) at 12/31/21, ($33.0M) at 3/31/22, ($41.1M) at 6/30/22, ($58.3M) at 9/30/22, ($55.1M) at 12/31/222 and $(47.8M) at 3/31/23

2.

Weighted by amortized cost of debt investments. Investments are financed by debt and equity capital. This analysis assumes longer-dated investments are currently funded by equity capital (47% of investments) and the remaining (shorter-dated) investments (53% of investments) are currently funded by debt financing. Investments for purposes of this analysis exclude unfunded commitments, and equity capital is defined as 3/31/23 net assets

3.	Weighted by gross commitment amount

Note: Numbers may not sum due to rounding

Conference Call and Webcast

Conference Call Information:

A conference call to discuss the Company’s financial results will be held at 8:30 a.m. Eastern Time on May 9, 2023. The conference call will be broadcast live in listen-only mode on the Investor Resources section of TSLX’s website at https://sixthstreetspecialtylending.gcs-web.com/events-and-presentations. The Events & Presentations page of the Investor Resources section of TSLX’s website also includes a slide presentation that complements the Earnings Conference Call. Please visit the website to test your connection before the webcast.

Research analysts who wish to participate in the conference call must first register at https://register.vevent.com/register/BIad1af13ecdc54736929504d961c365a7. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call.

Replay Information:

A recorded version will be available under the same webcast link (https://sixthstreetspecialtylending.gcs-web.com/events-and-presentations) following the conclusion of the conference call.

Financial Highlights

(Amounts in millions, except per share amounts)

		Three Months Ended
		(unaudited)
	March 31, 2023	December 31, 2022	March 31, 2022
Investments at Fair Value	$2,918.6	$2,787.9	$2,451.9
Total Assets	$2,972.5	$2,836.9	$2,491.2
Net Asset Value Per Share	$16.59	$16.48	$16.88
Supplemental Dividend Per Share	$0.04	$0.09	$0.04
Adjusted Net Asset Value Per Share (1)	$16.55	$16.39	$16.84

Investment Income	$96.5	$100.1	$67.4
Net Investment Income	$42.8	$52.6	$35.7
Net Income (Loss)	$52.8	$46.3	$40.9
Accrued Capital Gains Incentive Fee Expense	$1.8	$(1.1)	$1.4
Adjusted Net Investment Income (2)	$44.6	$51.5	$37.1
Adjusted Net Income (Loss) (2)	$54.6	$45.1	$42.3

Net Investment Income Per Share	$0.53	$0.65	$0.47
Net Income (Loss) Per Share	$0.65	$0.57	$0.54
Accrued Capital Gains Incentive Fee Expense Per Share	$0.02	$(0.01)	$0.02
Adjusted Net Investment Income Per Share (2)	$0.55	$0.64	$0.49
Adjusted Net Income (Loss) Per Share (2)	$0.67	$0.56	$0.56

Annualized Return on Equity (Net Investment Income) (3)	12.8%	15.9%	11.2%
Annualized Return on Equity (Net Income (Loss)) (3)	15.8%	14.0%	12.8%
Annualized Return on Equity (Adjusted Net Investment Income) (2)(3)	13.3%	15.5%	11.6%
Annualized Return on Equity (Adjusted Net Income (Loss)) (2)(3)	16.3%	13.6%	13.2%

Weighted Average Yield of Debt and Income Producing Securities at Fair Value	13.9%	13.5%	10.1%
Weighted Average Yield of Debt and Income Producing Securities at Amortized Cost	13.9%	13.4%	10.3%
Percentage of Debt Investment Commitments at Floating Rates (4)	99.2%	98.9%	99.0%

1.	Adjusted net asset value per share gives effect to the supplemental dividend declared related to earnings or special dividend in the applicable period.
2.

Adjusted to exclude the capital gains incentive fee that was accrued, but not paid, related to cumulative unrealized capital gains in excess of cumulative net realized capital gains less any cumulative unrealized losses and capital gains incentive fees paid inception to date.

3.	Return on equity is calculated using prior period’s ending net asset value per share.
4.	Includes one or more fixed rate investments for which the Company entered into an interest rate swap agreement to swap to floating rate. Calculation includes income earning debt investments only.

Financial Statements and Tables

Sixth Street Specialty Lending, Inc.
Consolidated Balance Sheets

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2023	2022
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $2,830,361 and $2,707,442, respectively)	$2,851,842	$2,717,170
Controlled, affiliated investments (amortized cost of $69,474 and $67,284, respectively)	66,742	70,755
Total investments at fair value (amortized cost of $2,899,835 and $2,774,726, respectively)	2,918,584	2,787,925
Cash and cash equivalents (restricted cash of $16,162 and $15,437, respectively)	25,737	25,647
Interest receivable	24,631	18,846
Prepaid expenses and other assets	3,728	4,529
Total Assets	$2,972,680	$2,836,947
Liabilities
Debt (net of deferred financing costs of $16,533 and $17,760, respectively)	$1,563,036	$1,441,796
Management fees payable to affiliate	10,477	10,526
Incentive fees on net investment income payable to affiliate	9,481	10,918
Incentive fees on net capital gains accrued to affiliate	7,822	6,064
Dividends payable	—	—

Other payables to affiliate	3,707	3,265
Other liabilities	22,152	22,809
Total Liabilities	1,616,675	1,495,378
Commitments and contingencies (Note 8)
Net Assets
Preferred stock, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 82,416,115 and 82,053,537 shares issued, respectively; and 81,751,865 and 81,389,287 shares outstanding, respectively	824	821
Additional paid-in capital	1,300,593	1,294,751
Treasury stock at cost; 664,250 and 664,250 shares held, respectively	(10,459)	(10,459)
Distributable earnings	65,047	56,456
Total Net Assets	1,356,005	1,341,569
Total Liabilities and Net Assets	$2,972,680	$2,836,947
Net Asset Value Per Share	$16.59	$16.48

Sixth Street Specialty Lending, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Income
Investment income from non-controlled, non-affiliated investments:
Interest from investments	$91,437	$64,233
Dividend income	608	235
Other income	2,757	1,762
Total investment income from non-controlled, non-affiliated investments	94,802	66,230
Investment income from non-controlled, affiliated investments:
Interest from investments	—	133
Total investment income from non-controlled, affiliated investments	—	133
Investment income from controlled, affiliated investments:
Interest from investments	1,702	1,065
Other income	1	1
Total investment income from controlled, affiliated investments	1,703	1,066
Total Investment Income	96,505	67,429
Expenses
Interest	28,486	9,602
Management fees	10,733	9,330
Incentive fees on net investment income	9,481	7,877
Incentive fees on net capital gains	1,758	1,424
Professional fees	1,756	1,484
Directors’ fees	183	191
Other general and administrative	1,014	1,459
Total expenses	53,411	31,367
Management fees waived (Note 3)	(256)	—
Net Expenses	53,155	31,367
Net Investment Income Before Income Taxes	43,350	36,062
Income taxes, including excise taxes	413	350
Net Investment Income	42,937	35,712
Unrealized and Realized Gains (Losses)
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	11,754	(5,622)
Non-controlled, affiliated investments	—	(14,350)
Controlled, affiliated investments	(6,204)	16,220
Translation of other assets and liabilities in foreign currencies	(1,004)	(1,800)
Interest rate swaps	231	(2,943)
Total net change in unrealized gains (losses)	4,777	(8,495)
Realized gains (losses):
Non-controlled, non-affiliated investments	4,814	8
Non-controlled, affiliated investments	—	13,673
Foreign currency transactions	424	(13)
Total net realized gains (losses)	5,238	13,668
Total Net Unrealized and Realized Gains (Losses)	10,015	5,173
Increase in Net Assets Resulting from Operations	$52,952	$40,885
Earnings per common share—basic	$0.65	$0.54
Weighted average shares of common stock outstanding—basic	81,400,843	75,972,079
Earnings per common share—diluted	$0.65	$0.51
Weighted average shares of common stock outstanding—diluted	81,400,843	81,536,251

The Company’s investment activity for quarter ended March 31, 2023 and 2022 is presented below (information presented herein is at par value unless otherwise indicated).

	Three Months Ended
($ in millions)	March 31, 2023	March 31, 2022
New investment commitments:
Gross originations (1)	$1,079.4	$304.5
Less: Syndications/sell downs (1)	903.3	225.2
Total new investment commitments	$176.1	$79.3
Principal amount of investments funded:
First-lien	$130.2	$48.5
Second-lien	5.0	—
Mezzanine	0.7	—
Equity and other	1.4	4.3
Structured Products	1.6	—
Total	$138.9	$52.8
Principal amount of investments sold or repaid:
First-lien	$50.3	$140.5
Second-lien	—	—
Mezzanine	—	—
Equity and other	0.5	3.9
Structured Products	—	—
Total	$50.8	$144.4
Number of new investment commitments in new portfolio companies	7	2
Average new investment commitment amount in new portfolio companies	$21.6	$16.5
Weighted average term for new investment commitments in new portfolio companies (in years)	5.3	5.7
Percentage of new debt investment commitments at floating rates	99.6%	100.0%
Percentage of new debt investment commitments at fixed rates	0.4%	—
Weighted average interest rate of new investment commitments	12.4%	9.5%
Weighted average spread over reference rate of new floating rate investment commitments	7.6%	8.6%
Weighted average interest rate on investments fully sold or paid down	12.6%	9.7%

1.	Includes affiliates of Sixth Street.

About Sixth Street Specialty Lending

Sixth Street Specialty Lending is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. The Company is externally managed by Sixth Street Specialty Lending Advisers, LLC, an affiliate of Sixth Street and a Securities and Exchange Commission (“SEC”) registered investment adviser. The Company leverages the deep investment, sector, and operating resources of Sixth Street, a global investment firm with $65 billion in assets under management and committed capital. For more information, visit the Company’s website at https://sixthstreetspecialtylending.com.

About Sixth Street

Sixth Street is a global investment firm with $65 billion in assets under management and committed capital. The firm uses its long-term flexible capital, data-enabled capabilities, and One Team culture to develop themes and offer solutions to companies across all stages of growth. Founded in 2009, Sixth Street has more than 450 team members including over 180 investment professionals around the world. For more information, visit https://sixthstreet.com or follow Sixth Street on LinkedIn.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the Company’s future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any such forward-looking statements.

Non-GAAP Financial Measures

Adjusted net investment income and adjusted net income are each non-GAAP financial measures, which represent net investment income and net income, respectively, in each case less the impact of accrued capital gains incentive fee expenses. The Company believes that adjusted net investment income and adjusted net income provide useful information to investors regarding the fundamental earnings power of the business, and these figures are used by the Company to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

Investors:

Cami VanHorn, 469-621-2033
Sixth Street Specialty Lending
IRTSLX@sixthstreet.com

Media:

Patrick Clifford, 617-793-2004
Sixth Street
PClifford@sixthstreet.com